Exhibit 99.1

Contact:	Robert Jaffe Robert Jaffe Co., LLC (424) 288-4098

LANNETT REPORTS NET SALES OF $93 MILLION, EPS OF $0.94

FOR FISCAL 2015 FIRST QUARTER

—Company Raises Outlook for Fiscal 2015—

Philadelphia, PA — November 3, 2014 — Lannett Company, Inc. (NYSE: LCI) today reported financial results for its fiscal 2015 first quarter ended September 30, 2014.

For the fiscal 2015 first quarter, net sales doubled to $93.4 million from $45.8 million in last year’s first quarter.  Gross profit was $71.6 million, or 77% of net sales.  This compares with fiscal 2014 first quarter gross profit of $1.3 million, or 3% of net sales, which included a non-recurring pre-tax charge of $20.1 million related to the contract extension with Jerome Stevens Pharmaceuticals, Inc. (JSP).  Excluding the JSP contract renewal charge, gross profit was $21.4 million, or 47% of net sales.  Research and development expenses increased to $6.4 million from $4.7 million for the fiscal 2014 first quarter.  Selling, general and administrative expenses were $10.6 million, compared with $7.2 million in the same quarter of the prior year.  Operating income was $54.7 million versus an operating loss of $10.6 million for the prior year first quarter.  Excluding the JSP contract renewal charge, operating income for the fiscal 2014 first quarter was $9.5 million.  Net income attributable to Lannett Company was $34.9 million, or $0.94 per diluted share, versus net loss attributable to Lannett of $6.0 million, or $0.20 per share.  Adjusted net income, which excludes the impact of the JSP contract renewal charge equal to $12.7 million after-tax, was $6.7 million, or $0.22 per diluted share, in the first quarter of fiscal 2014.

“The fiscal 2015 first quarter represents the eighth consecutive quarter of record net sales, as well as the eleventh consecutive quarter in which net sales and adjusted EPS exceeded the comparable prior-year period,” said Arthur Bedrosian, president and chief executive officer of Lannett.  “Strong sales across a number of product categories, including cardiovascular, gallstone, glaucoma, migraine and thyroid deficiency, drove our excellent financial results.  The quarter also benefited from increased sales of our C-Topical® and recently launched Oxycodone HCl Oral Solution products.”

Guidance for Fiscal 2015

Based on Lannett’s current outlook, the company raised its financial guidance for the fiscal 2015 full year as follows:

•                  Net sales in the range of $370 million to $390 million, up 6% from previous guidance of $350 million to $370 million;

•                  Gross margin as a percentage of net sales of approximately 73% to 75%, up from 70% to 72%;

•                  R&D expense in the range of $34 million to $36 million, down from previous guidance of $36 million to $38 million;

•                  SG&A expense ranging from $46 million to $48 million, down from $47 million to $49 million;

•                  The full year effective tax rate to be in the range of 36% to 38%, unchanged from previous guidance; and

•                  Capital expenditures in fiscal 2015 in the range of $40 million to $50 million, which includes $7 million to continue the partial fit-out of two buildings recently acquired by the company, unchanged from previous guidance.

Conference Call Information and Forward-Looking Statements

Later today, the company will host a conference call at 4:30 p.m. ET to review its results of operations for the fiscal 2015 first quarter ended September 30, 2014.  The conference call will be available to interested parties by dialing 877-261-8992 from the U.S. or Canada, or 847-619-6548 from international locations, passcode 38313448.  The call will also be available through a live, listen-only audio broadcast via the Internet at www.lannett.com.  A playback of the call will be archived and accessible at this site for at least three months.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s financial status and performance, regulatory and operational developments, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, achieving the financial metrics stated in the company’s guidance for fiscal 2015; expected product approvals; the successful commercialization of products in development, acquired products, products included in the strategic relationships and recently approved products; and product applications pending at the FDA, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

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FINANCIAL TABLES FOLLOW

LANNETT COMPANY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except share and per share data)

	Three months ended
	September 30,
	2014	2013

Net sales	$93,387	$45,829
Cost of sales	21,820	24,423
JSP contract renewal cost	—	20,100
Gross profit	71,567	1,306
Operating expenses:
Research and development	6,363	4,745
Selling, general, and administrative	10,553	7,179
Total operating expenses	16,916	11,924
Operating income (loss)	54,651	(10,618)
Other income (expense):
Gain (loss) on sale of assets	20	(62)
Gain on investment securities	15	463
Interest and dividend income	102	46
Interest expense	(38)	(58)
Total other income	99	389
Income (loss) before income tax	54,750	(10,229)
Income tax expense (benefit)	19,800	(4,242)
Net income (loss)	34,950	(5,987)
Less: Net income attributable to noncontrolling interest	18	8
Net income (loss) attributable to Lannett Company, Inc.	$34,932	$(5,995)

Earnings (loss) per common share attributable to Lannett Company, Inc.
Basic	$0.98	$(0.20)
Diluted	$0.94	$(0.20)

Weighted average common shares outstanding:
Basic	35,597,931	29,586,237
Diluted	36,972,646	29,586,237

LANNETT COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	(Unaudited)
	September 30, 2014	June 30, 2014

ASSETS
Current assets:
Cash and cash equivalents	$137,395	$105,587
Investment securities	14,929	40,693
Accounts receivable, net	75,835	61,325
Inventories, net	44,070	44,844
Deferred tax assets	12,220	11,265
Other current assets	3,342	1,833
Total current assets	287,791	265,547
Property, plant and equipment, net	69,736	61,704
Intangible assets, net	1,207	927
Deferred tax assets	14,949	14,234
Other assets	340	361
TOTAL ASSETS	$374,023	$342,773

LIABILITIES
Current liabilities:
Accounts payable	$13,959	$20,982
Accrued expenses	2,578	3,901
Accrued payroll and payroll-related expenses	3,863	12,860
Rebates payable	6,152	4,558
Income taxes payable	13,735	4,569
Current portion of long-term debt	131	129
Total current liabilities	40,418	46,999
Long-term debt, less current portion	975	1,009
TOTAL LIABILITIES	41,393	48,008
Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Common stock ($0.001 par value, 100,000,000 authorized; 36,171,478 and 36,088,272 shares issued; 35,654,486 and 35,571,280 shares outstanding at September 30, 2014 and June 30, 2014, respectively)	36	36
Additional paid-in capital	219,708	216,793
Retained earnings	118,586	83,654
Accumulated other comprehensive loss	(54)	(54)
Treasury stock (516,992 shares at September 30, 2014 and June 30, 2014, respectively)	(5,959)	(5,959)
Total Lannett Company, Inc. stockholders’ equity	332,317	294,470
Noncontrolling interest	313	295
Total stockholders’ equity	332,630	294,765
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$374,023	$342,773